Exhibit 21.1

DOMTAR CORPORATION – SUBSIDIARY COMPANIES

Domtar Corporation
Domtar Paper Company, LLC
Domtar Delaware Holdings, LLC
Domtar Delaware Investments Inc.
Domtar Delaware Holdings Inc.
Domtar Pacific Papers ULC
7726392 Canada Inc.
Domtar (Canada) Paper Inc.
Domtar Pulp and Paper General Partnership (held 0.001% by DCPI and 99.999% by DPPPI)
Domtar Pulp and Paper Products Inc.
Domtar Asia Limited
Domtar Inc.
Brompton Lands Limited
Techni-Therm Inc.
804736 Ontario Limited
Domtar Expetech Inc.
Domtar International Limited
Domtar Industries Inc.
Domtar Funding LLC
E.B. Eddy Paper, Inc.
Ris Paper Company, Inc.
Domtar A.W. LLC
Domtar Wisconsin Dam Corp.
Port Huron Fiber Corporation (held 74% by Domtar Corporation & 26% by E.B. Eddy Paper, Inc.)
Zither International Capital Management Hungary LLC
Domtar Europe Sprl

AFFILIATED COMPANIES		(% held)
7525460 CANADA Inc	-	(50%)
Chaudière Water Power Inc.	-	(38%)
Clergue Forest Management Inc.	-	(24%)
Forest Insurance Limited	-	(10%)
Red Lake Forest Management Inc.	-	(50% of class A shares)
Northshore Forest	-	(42%)